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                                                                                    EXHIBIT 11.1

                                HARCOURT GENERAL, INC. AND SUBSIDIARIES


Computation of weighted  average number of  shares outstanding used in  determining primary and  fully diluted earnings per share:

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(In thousands)                                Nine Months           Three Months
                                             Ended July 31,         Ended July 31,
                                             1996        1995       1996         1995


PRIMARY

1.    Weighted average number of common
      shares outstanding                   71,332      75,737     71,104       72,702

2.    Assumed conversion of Series A
      Cumulative Convertible Stock          1,298       1,526      1,281        1,417

3.    Assumed exercise of certain stock
      options based on average market
      value                                   202         294        193          272

4.    Weighted average number of shares
      used in primary per share
      computations                         72,832      77,557     72,578       74,391

FULLY DILUTED (A)

1.    Weighted average number of common
      shares outstanding                   71,332      75,737     71,104       72,702

2.    Assumed conversion of Series A
      Cumulative Convertible Stock          1,298       1,526      1,281        1,417

3.    Assumed exercise of all dilutive
      options based on higher of
      average or closing market value         203         312        193          291

4.    Weighted average number of shares
      used in fully diluted per share
      computations                         72,833      77,575     72,578       74,410





(A)   This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No.
      9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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